FOR IMMEDIATE RELEASE

Contact: Kyle Stults
Investor Relations
(410) 740-0081

MARTEK ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

COLUMBIA, MD. – September 6, 2006: Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the third quarter of fiscal 06 (3rd Qtr 06), which ended July 31, 2006. For the 3rd Qtr 06, revenues of $70.4 million were achieved, compared to $39.5 million for the third quarter of fiscal 05 (3rd Qtr 05). For the 3rd Qtr 06, Martek generated net income of $5.3 million, or $0.16 per diluted share, compared to net loss of $100,000, or $0.00 per diluted share, for the 3rd Qtr 05. For fiscal 2006 year-to-date (06 YTD), revenues of $203.5 million were achieved, a 26% increase over revenues of $161.8 million for fiscal 2005 year-to-date (05 YTD). For 06 YTD, Martek earned net income of $17.2 million, or $0.53 per diluted share, an increase of 65% over net income of $10.4 million or $0.33 per diluted share for 05 YTD.

The 3rd Qtr 06 and 06 YTD earnings include stock-option-based compensation expenses of approximately $700,000 and $2.7 million, respectively, resulting from the Company’s adoption of SFAS 123R in fiscal 2006. If these non-cash compensation expenses were excluded, net of their income tax benefits, the Company’s net income on a non-GAAP basis would have been $5.8 million, or $0.18 per diluted share, for the 3rd Qtr 06 and $18.9 million, or $0.58 per diluted share, for 06 YTD (see “Reconciliation of GAAP to Non-GAAP Net Income Measure” below).

“Martek’s strong third quarter financial performance and year-to-date cash flow are the results of the increased use of DHA- and ARA-enriched infant formula products around the world as well as growing consumer recognition of the key health benefits of Martek’s oils for infants. We continue to work hard on our long-term plan to accelerate the use of DHA beyond infant formula. The early results of our efforts should be seen on store shelves over the next 12-18 months in the form of a variety of new, DHA-enriched products available to consumers of all ages,” stated Steve Dubin, President and Chief Executive Officer of Martek.

3rd Qtr Consolidated Financial Results

Total revenues for the 3rd Qtr 06 were $70.4 million, an increase from $39.5 million for the 3rd Qtr 05 (revenues for the 3rd Qtr 05 were adversely impacted by the previously disclosed buildup of inventory by certain customers). Contributing to our revenue growth in the 3rd Qtr 06 were continued sales increases in both the U.S. and international infant formula markets.

Gross profit margin percentage for the 3rd Qtr 06 was 38% compared to 35% for the 3rd Qtr 05 largely due to improved DHA productivity and a lower overall cost of ARA sold during the period resulting from yield improvements, favorable changes to the U.S. dollar to euro exchange rate and reductions in certain transportation costs. The gross profit margin percentage improvement was realized despite including idle capacity costs in the current quarter of $2.9 million and lower contract manufacturing margins. Idle capacity costs represent certain fixed period costs associated with underutilized manufacturing capacity and are expected to continue until higher revenue and related production activities are realized. Management believes that it must maintain capacity in excess of its current needs in order to enter into long-term supply agreements with large food and beverage companies, and to achieve the Company’s medium-term revenue and market share objectives in the infant formula, perinatal and food and beverage markets.

Research and development expenses in the 3rd Qtr 06 were $6.2 million, an increase of $900,000 from the 3rd Qtr 05. The increase was due mainly to additional costs incurred by the Company on clinical studies focusing on the cognitive benefits of DHA. Research and development expenses in the 3rd Qtr 06 also include non-cash stock-option-based compensation charges of $200,000.

Selling, general and administrative expenses were $11.3 million in the 3rd Qtr 06, an increase of $3.5 million from the 3rd Qtr 05. The increase primarily resulted from higher employee compensation costs, including an expansion of the Company’s sales and marketing staff. These expenses for the 3rd Qtr 06 also include non-cash stock-option-based compensation charges of $500,000.

Income before income taxes was $8.3 million in the 3rd Qtr 06 compared to a loss before income taxes of $200,000 in the 3rd Qtr 05. Net income of $5.3 million, or $0.16 per diluted share, was realized in the 3rd Qtr 06 compared to a net loss of $100,000, or $0.00 per diluted share, realized in the 3rd Qtr 05. If the non-cash compensation expenses of approximately $700,000 resulting from the Company’s adoption of SFAS 123R were excluded, net of their income tax benefits, the Company’s net income on a non-GAAP basis would have been $5.8 million, or $0.18 per diluted share, for the 3rd Qtr 06 (see “Reconciliation of GAAP to Non-GAAP Net Income Measure” below).

Year-to-date Consolidated Financial Results

Total revenues for 06 YTD were $203.5 million, an increase of $41.7 million or 26% over $161.8 million for 05 YTD, due mainly to higher sales of nutritional products to the Company’s infant formula licensees. Gross profit margin was 39% and 38% for 06 YTD and 05 YTD, respectively, with 06 YTD including $6.3 million of idle capacity costs. Research and development expenses increased by $2.5 million or 16% in 06 YTD compared to 05 YTD primarily due to additional DHA clinical study costs and stock-option-based compensation charges of $900,000. Selling, general and administrative expenses increased by $7.4 million or 31% in 06 YTD over 05 YTD largely because of higher personnel costs and stock-option-based compensation charges of $1.8 million. Other operating expenses of $700,000 and $6.8 million were incurred in 06 YTD and 05 YTD, respectively, and relate primarily to certain production start-up costs. Income before income taxes increased by $10.7 million or 65% in 06 YTD compared to 05 YTD. Net income of $17.2 million, or $0.53 per diluted share was realized in 06 YTD, an increase of 65% compared to net income of $10.4 million, or $0.33 per diluted share, in 05 YTD.

If the non-cash compensation expenses of approximately $2.7 million resulting from the Company’s adoption of SFAS 123R were excluded, net of their income tax benefits, the Company’s net income on a non-GAAP basis would have been $18.9 million, or $0.58 per diluted share, for 06 YTD (see “Reconciliation of GAAP to Non-GAAP Net Income Measure” below).

The Company generated cash flows from operations of $23.2 million in 06 YTD ($11.3 million during 3rd Qtr 06) due primarily to continued earnings. During the 3rd Qtr 06, Martek paid down its long-term revolving credit facility by an additional $10 million (quarter-end balance was $33 million) and as of July 31, 2006, Martek had approximately $24.0 million in cash.

Recent Highlights

•	New Corporate Brand – Martek recently launched a new branding initiative that includes a new brand name and logo for its flagship product, a new corporate logo and tagline, and a redesigned website. The purpose of the branding initiative is to support corporate partners in anticipation of product launches by accentuating Martek’s positive public image and increasing brand awareness. Martek DHA™, a vegetarian source of the omega-3 fatty acid DHA, will now be called life’sDHA™ and include the tagline “Healthy brain, eyes, heart.” Based on extensive research and development conducted by Martek, the new name, logo, tagline and website are designed to be consumer friendly and to communicate the importance of DHA for health throughout the lifecycle.

•	License and Supply Agreement with General Mills – In June 2006, General Mills, Inc. entered into a 15-year DHA license and supply agreement with Martek. Under the agreement, General Mills may develop certain food products containing life’sDHA™ and must purchase, subject to certain exceptions, substantially all of its DHA needs from Martek for these products in the United States and other designated territories. There are no minimum purchase requirements or other financial commitments to Martek. It is Martek’s understanding that General Mills intends to launch a product containing life’sDHA™ in 2007. Products containing Martek’s DHA will display the life’sDHA™ logo on the product packaging, as well as in related marketing, advertising and promotional materials.

•	New States Offering Supplemented Formula Through WIC – Martek has recently become aware that infant formulas supplemented with Martek’s DHA and ARA will soon be available in eight new states through their respective Women, Infant and Children (“WIC”) programs. With these new states, the Company believes that after November 1, 2006, only two states in the U.S. will not be offering supplemented formula through WIC programs.

•	New Infant Formula Licensees–

•	In June 2006, South Korean infant formula market leader Namyang Dairy Products Co., Ltd. signed a license and supply agreement with Martek for rights to use Martek’s DHA and ARA in infant formula sold in South Korea.

•	In August 2006, The Hain Celestial Group, Inc., a leading natural and organic food and personal care products company, entered into a license and supply agreement with the Company whereby Martek will serve as the exclusive DHA and ARA supplier for Hain Celestial’s infant formula products in the United States. Hain Celestial recently unveiled a new infant formula as part of its Earth’s Best® brand. In addition, the companies announced that they are in discussions regarding the potential expansion of their relationship into other food and beverage products.

•	Health Canada Approves Use of Martek’s DHASCO-T Oil in Foods – In June 2006, Health Canada approved per serving levels of Martek’s DHASCO-T of not less than eight mg and not more than 100 mg of DHA when used as a food ingredient.

•	New Data Published on Benefits of DHA – Recently published reports further discuss the benefits of DHA supplementation.

•	A review conducted by Dr. Chenchen Wang and others published in July 2006 in The American Journal of Clinical Nutrition stated that evidence suggests that increased consumption of long-chain omega-3 fatty acids, but not alpha-linolenic acid, reduces all cause mortality, cardiac and sudden death, and possibly stroke. Martek DHA™ is a long-chain omega-3 fatty acid.

•	A Scientific Statement entitled “Diet and Lifestyle Recommendations Revision 2006” published by Dr. A. Lichtenstein and other members of the American Heart Association Nutrition Committee published in July 2006 in Circulation included a recommendation that people with documented heart disease consume approximately one gram of DHA and eicosapentaenoic acid (EPA) per week. They affirm that with appropriate medical advice, use of supplements may be substituted for fish.

•	A commentary published by Dr. P.J. Aggett and other members of the European Society for Pediatric Gastroenterology, Hepatology and Nutrition (ESPGHAN) in May 2006 in the Journal of Pediatric Gastroenterology and Nutrition recommended that preterm infants, if formula fed, receive at hospital discharge a formula containing long-chain polyunsaturated fatty acids (LCPUFA) until at least a post conception age of 40 weeks and possibly up to 52 weeks. Currently, Martek oils are the primary sources of LCPUFA in infant formulas.

Management Outlook

Demand is growing for supplemented formulas around the world, which should ultimately lead to higher revenues for Martek. U.S. sales of fortified infant formula products should continue to grow with increased consumer adoption, product line expansion and growing acceptance by WIC programs (recently up 8 to 48 states). In addition, international sales of supplemented infant formulas are increasing, particularly in Asian markets, where new plant openings have recently been announced by two of our large licensees. Although consumer demand for infant formula containing our oils is growing, our revenues are subject to quarter-to-quarter fluctuations from factors such as our customers’ production timing, including maintenance shutdowns, unplanned equipment downtime and production cycles, as well as our customers’ stocking and destocking of inventories. A combination of these factors will impact Martek’s fourth quarter. Combined with an expected $1.5 million decrease in contract manufacturing revenues from the 3rd Qtr 06, total revenues are expected to be between $63 million and $66 million. This is a decrease from the 3rd Qtr 06 but represents an approximately 15% increase compared to the fourth quarter of 2005, and contributes to full fiscal year revenue growth of over 20%.

We plan to purchase less ARA from our supplier, DSM, during 2006 than we purchased in 2005 in order to keep ARA inventory levels at targeted amounts. Consequently, ARA purchased in 2006 will have higher unit costs than that purchased in 2005. We expect improvement in ARA unit costs starting in calendar 2007 due to anticipated increased purchases of ARA in 2007 and certain other cost savings. From a gross margin perspective, Martek anticipates a 4% to 5% decline in product margins in the fourth quarter of fiscal 2006 as compared to the 3rd Qtr 06 with margins gradually improving beginning in the third quarter of fiscal 2007 as the higher cost ARA material is sold.

We expect fiscal 2006 fully diluted net income per share to be between $0.62 and $0.65, an increase of approximately 30% over last year. For the fourth quarter of fiscal 2006, we expect fully diluted net income per share to be between $0.09 and $0.12. For 2007, we aim to improve profitability as compared to fiscal 2006 through a combination of revenue growth and expense management, which should more than offset the negative impact of higher cost ARA.

With respect to the food and beverage market over the next several quarters, we anticipate more announcements of supply agreements with food companies that will position us for increased future sales of our oils. We also expect increased sales in fiscal 2007 of our oils to food, beverage and supplement customers for products developed and launched to promote cognitive function and cardiovascular health. We expect such sales in the food, beverage and supplement markets to begin contributing to overall sales growth during fiscal 2007. Management believes that over the next few years, these non-infant formula sales will continue to expand and could ultimately represent a larger opportunity than infant formula.

Reconciliation of GAAP to Non-GAAP Net Income Measure

The Company makes reference in this release to non-GAAP presentations of net income and earnings per share that exclude non-cash, stock-option-based compensation expenses. The exclusion of such amounts was formerly permitted under GAAP but is now inconsistent with GAAP as a result of the Company’s adoption of SFAS 123R in fiscal 2006. We are providing this information to assist investors in comparing the results of the current period to those in the prior year periods when these amounts were excluded under GAAP. We caution investors, however, that these non-GAAP results should only be considered in addition to results that are reported under current GAAP and should not be considered as a substitute for results that are presented under GAAP. Following is a schedule showing the reconciliation of net income reported under GAAP to the non-GAAP financial measure included herein:

	Three months ended July 31,		Nine months ended July 31,
	2006	2005	2006	2005
Net income (loss), as reported under GAAP	$5,299	$(109)	$17,170	$10,396
Add: Stock-option-based compensation resulting from
the adoption of SFAS 123R in fiscal 2006	717	—	2,659	—
Deduct: Tax benefit of stock-option-based compensation	(262)	—	(971)	—

Non-GAAP net income measure	$5,754	$(109)	$18,858	$10,396

Investor Conference Call Webcast

Investors may listen to Martek’s management discuss the Company’s quarterly and year-to-date earnings and other current business issues on Wednesday, September 6, 2006 at 4:45 p.m. Eastern Time by accessing Martek’s website at www.martek.com, selecting the “Investors” tab, choosing “Live Webcast” and following the related instructions. The webcast will be available for replay through the close of business on October 6, 2006.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) our expectations regarding growth in and size of product markets, customer penetration levels and expansion initiatives, future revenue and profit trends and product introductions, (2) our expectations regarding future costs of production of nutritional oils and production capacity utilization, (3) our expectations regarding the continued strong interest of food, beverage and supplement companies, (4) our expectations regarding growing consumer recognition of the key health benefits of Martek’s oils for infants, (5) our expectations that early results of our efforts should be seen on store shelves over the next 12-18 months in the form of a variety of new, DHA-enriched products available to consumers of all ages, (6) our statements regarding our anticipated fiscal 2006 revenues and net income as well as specific revenue and net income expectations for the fourth quarter of fiscal 2006, (7) our specific statements about when we expect our ARA purchasing levels to result in improvement to our gross profit margins in fiscal 2007, (8) our belief that demand is growing for supplemented formulas around the world, which should ultimately lead to higher revenues for Martek, and that U.S. sales of fortified infant formulas should continue to grow with increased consumer adoption, product line expansion and growing acceptance by WIC programs, (9) our expectation for growth in international markets, particularly Asian countries, (10) our view that, with respect to the food and beverage market, over the next several quarters we anticipate more announcements of supply agreements with food companies that will position the Company for increased future sales of our oils, (11) our expectation of increased sales in fiscal 2007 of our oils to food, beverage and supplement customers for products developed and launched to promote cognitive function and cardiovascular health, (12) our expectation that such sales in the food, beverage and supplement markets will begin contributing to overall sales growth during fiscal 2007, (13) our belief that over the next few years, these non-infant formula sales will continue to expand and could ultimately represent a larger opportunity than infant formula and (14) our aim to improve profitability as compared to fiscal 2006 through a combination revenue growth and expense management, which should more than offset the negative impact of higher cost ARA. These statements are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors and cautionary statements set forth herein and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Part II, Item 1A of the Company’s Form 10-Q for the fiscal quarter ended April 30, 2006 and other filed reports on Form 10-K/A, Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation (NASDAQ:MATK) is a leader in the innovation and development of omega-3 DHA products that promote health and wellness through every stage of life. The Company produces life’sDHA™, a vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, infant formula and supplements, and ARA (arachidonic acid), an omega-6 fatty acid, for use in infant formula. For more information on Martek Biosciences, visit www.martek.com.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except share and per share data)

Condensed Consolidated Statements of Operations Data

	Three months ended July 31,		Nine months ended July 31,
	2006	2005	2006	2005
Revenues:
Product sales	$66,322	$35,926	$192,029	$151,871
Contract manufacturing sales	4,036	3,563	11,439	9,938

Total revenues	70,358	39,489	203,468	161,809

Cost of revenues:
Cost of product sales	37,044	22,429	107,987	91,323
Cost of contract manufacturing sales	3,943	3,261	10,759	8,650
Idle capacity costs	2,888	—	6,313	—

Total cost of revenues	43,875	25,690	125,059	99,973

Gross margin	26,483	13,799	78,409	61,836

Operating expenses:
Research and development (1)	6,231	5,309	17,969	15,446
Selling, general and administrative (1)	11,328	7,834	31,465	24,086
Other operating expenses	207	1,243	683	6,803

Total operating expenses	17,766	14,386	50,117	46,335

Income (loss) from operations	8,717	(587)	28,292	15,501
Interest and other, net	(372)	415	(1,253)	871

Income (loss) before income tax provision	8,345	(172)	27,039	16,372
Income tax provision (benefit) (1)	3,046	(63)	9,869	5,976

Net income (loss)	$5,299	$(109)	$17,170	$10,396

Basic earnings (loss) per share	$0.16	$(0.00)	$0.53	$0.34

Diluted earnings (loss) per share	$0.16	$(0.00)	$0.53	$0.33

Shares used in computing basic earnings (loss) per share	32,143,695	31,681,496	32,099,641	30,924,994
Shares used in computing diluted earnings (loss) per share	32,473,578	31,681,496	32,471,120	31,867,590
(1) Includes the following amounts related to stock-option-based compensation expense:
Research and development	$247	$—	$907	$—
Selling, general and administrative	470	—	1,752	—
Income tax provision	(262)	—	(971)	—

Condensed Consolidated Balance Sheets Data

	July 31,	October 31,
	2006	2005
Assets:
Cash, cash equivalents and short-term investments	$23,977	$33,347
Accounts receivable, net	30,482	27,603
Inventories, net	100,560	91,535
Other current assets	10,893	5,929
Property, plant and equipment, net	287,078	290,733
Long-term deferred tax asset	38,542	48,201
Goodwill and other long-term assets, net	85,490	81,137

Total assets	$577,022	$578,485

Liabilities and stockholders’ equity:
Current liabilities	$31,540	$34,206
Non-current liabilities	52,705	75,074
Stockholders' equity	492,777	469,205

Total liabilities and stockholders’ equity	$577,022	$578,485

Condensed Consolidated Cash Flow Data

	Nine months ended July 31,
	2006	2005
Operating activities:
Net income	$17,170	$10,396
Non-cash items	24,967	18,355
Changes in operating assets and liabilities, net	(18,981)	(32,489)

Net cash provided by (used in) operating activities	23,156	(3,738)

Investing activities:
Expenditures for property, plant and equipment	(6,743)	(51,746)
Other investing activities, net	(3,928)	974

Net cash used in investing activities	(10,671)	(50,772)

Financing activities:
Repayments of notes payable and other long-term obligations, net	(2,756)	(4,123)
Repayments under revolving credit facility, net	(22,000)	(25,500)
Proceeds from common stock and stock options, net	2,901	94,210

Net cash (used in) provided by financing activities	(21,855)	64,587

Net change in cash, cash equivalents and short-term investments	(9,370)	10,077
Cash, cash equivalents and short-term investments, beginning of period	33,347	42,650

Cash, cash equivalents and short-term investments, end of period	$23,977	$52,727